Exhibit 99.1

Nielsen Prices $1 Billion of 5.625% Senior Notes Due 2028 and $750 Million of 5.875% Senior Notes Due 2030

New York – Sept. 10, 2020 – Nielsen Holdings plc (NYSE: NLSN) (“Nielsen”) today announced that its indirect wholly owned subsidiaries, Nielsen Finance LLC and Nielsen Finance Co. (the “Issuers”), priced $1 billion aggregate principal amount of 5.625% senior notes due 2028 (the “2028 Notes”) and $750 million aggregate principal amount of 5.875% senior notes due 2030 (the “2030 Notes”, and collectively, with the 2028 Notes, the “Notes”) in a private offering (the “Offering”) that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

The closing of the Offering is expected to occur, and the Notes are anticipated to be issued, on or about September 24, 2020, subject to customary closing conditions. The 2028 Notes will mature on October 1, 2028, and the 2030 Notes will mature on October 1, 2030, unless earlier redeemed or repurchased.

On September 10, 2020, the Issuers delivered a Conditional Notice of Partial Redemption to holders of their 5.000% senior notes due 2022 (the “2022 Notes”) to partially redeem $750 million aggregate principal amount of the 2022 Notes at a redemption price equal to 100% of the aggregate principal amount of such 2022 Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date. This Conditional Notice of Partial Redemption is in addition to the Conditional Notices of Partial Redemption that Nielsen’s wholly owned subsidiary, The Nielsen Company (Luxembourg) S.à r.l., delivered on September 9, 2020 to partially redeem $275 million aggregate principal amount of its 5.500% senior notes due 2021 (the “2021 Notes”) and that the Issuers delivered on September 9, 2020 to partially redeem $725 million aggregate principal amount of the 2022 Notes.

Nielsen intends to use the net proceeds from the Offering plus cash on hand to fund the partial redemptions of $275 million aggregate principal amount of the 2021 Notes and $1,475 million aggregate principal amount of the 2022 Notes in total.

The Notes are being offered only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act, and outside the United States, only to non-U.S. investors pursuant to Regulation S under the Securities Act. The Notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from, or a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This news release does not constitute an offer to sell or a solicitation of an offer to buy any of the Notes, nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. This news release does not constitute a notice of redemption with respect to the 2021 Notes or the 2022 Notes.

Forward Looking Statements

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements include those relating to the Offering and the redemptions of the 2021 Notes or the 2022 Notes, as well as those that may be identified by words such as “will,” “intend,” “expect,” “anticipate,” “should,” “could” and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include, without limitation, the risks related to the COVID-19 pandemic on the global economy and financial markets, the uncertainties relating to the impact of the COVID-19 pandemic on Nielsen’s business, the capital markets generally and whether the Issuers will consummate the Offering or the redemptions, the anticipated use of proceeds, Nielsen’s plan to spin-off Nielsen Global Connect, the expected benefits and costs of the spin-off transaction, the expected timing of completion of the spin-off transaction, the ability of Nielsen to complete the spin-off transaction considering the various conditions to the completion of the spin-off transaction (some of which are outside Nielsen’s control, including those conditions related to regulatory approvals), business disruption during the pendency of or following the spin-off transaction, diversion of management time on the spin-off transaction-related issues, failure to receive the required shareholder approval of the spin-off transaction, retention of existing management team members, the reaction of customers and other parties to the spin-off transaction, the qualification of the spin-off transaction as a tax-free transaction for U.S. federal income tax purposes (including whether or not an IRS ruling will be obtained), potential dis-synergy costs between Nielsen Global Connect and Nielsen Global Media, the impact of the spin-off transaction on relationships with customers, suppliers, employees and other business counterparties, general economic conditions, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, as well as legal and regulatory rules affecting Nielsen’s business and other specific risk factors that are outlined in our disclosure filings and materials, which you can find on http://www.nielsen.com/investors, such as our 10-K, 10-Q and 8-K reports that have been filed with the Securities and Exchange Commission, as well as the registration statement on Form 10 filed by Nielsen SpinCo B.V. with the Securities and Exchange Commission in connection with the spin-off transaction. Please consult these documents for a more complete understanding of these risks and uncertainties. This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this news release, and we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors, except as required by law.

About Nielsen

Nielsen Holdings plc (NYSE: NLSN) is a global measurement and data analytics company that provides the most complete and trusted view available of consumers and markets worldwide. Nielsen is divided into two business units. Nielsen Global Media provides media and advertising industries with unbiased and reliable metrics that create a shared understanding of the industry required for markets to function. Nielsen Global Connect provides consumer packaged goods manufacturers and retailers with accurate, actionable information and insights and a complete picture of the complex and changing marketplace that companies need to innovate and grow.

Our approach marries proprietary Nielsen data with other data sources to help clients around the world understand what’s happening now, what’s happening next, and how to best act on this knowledge.

An S&P 500 company, Nielsen has operations in approximately 100 countries, covering more than 90% of the world’s population. For more information, visit www.nielsen.com.